EXHIBIT 99.1

Sinobiopharma Announces Second Quarter 2010 Financial Results

Revenue Increases to Approximately $2.1 Million; Net Income Increases to Approximately $1.1 Million

NANTONG CITY, China, Jan. 19 /PRNewswire-Asia-FirstCall/ -- Sinobiopharma, Inc. (OTC Bulletin Board: SNBP, "Sinobiopharma" or the "Company"), a fully integrated and highly innovative biopharmaceutical company engaged in the research and development, manufacture and marketing of pharmaceutical products in China, today announced financial results for the second quarter ended November 30, 2009.

Second Quarter 2010 Highlights

-- Total revenue increased by 120% year over year to approximately $2.1 million.

-- Gross margin increased 182% year over year to approximately $1.7 million, or 80% of sales.

-- Net income increased $2.1 million from a net loss of approximately $1.0 million in the second quarter of 2009 to net income of approximately $1.1 million in the second quarter of 2010.

-- The Company scaled up of production and marketing to launch Sinobiopharma's new drug YiTai (perindopril).

"We achieved excellent revenue and net income growth in the second quarter," said Dr. Lequn Huang, Sinobiopharma's Chairman and CEO stated. "The strong growth is largely due to our increased marketing efforts and strong demand for our main product KuTai (cisatracurium besylate). KuTai is replacing older-generation muscle relaxants since it is uniquely differentiated by both its performance profile and its convenience. KuTai is the only muscle relaxant that can be stored at room temperature. We feel confident that KuTai will continue to gain market share."

Second Quarter 2010 Results

-- Sales increased 120% to $2,137,471 for the three months ended November 30, 2009, from $971,173 for the three months that ended November 30, 2008. The increase in sales was due largely to the continuing growth in sales of KuTai (cisatracurium besylate). Increased marketing efforts and adoption by physicians are driving KuTai sales growth.

-- Gross margin increased 182% to $1,720,308 (80% of sales) for the three months that ended November 30, 2009, from $610,752 (63% of sales) for the three months that ended November 30, 2008. The improvement in gross margin was attributable to operating leverage; as volume increased, the unit cost of manufacturing KuTai has decreased. The improvement in gross margin was also attributable to an increase in the price of KuTai, which is distributed through a GSP licensed distributor while Sinobiopharma controls marketing, delivery terms and pricing.

-- The operating expenses for the three months ended November 30, 2009 were $596,154, representing a 63% decrease as compared to $1,594,819 for the three months that ended November 30, 2008. The drop was primarily attributable to the decrease in stock-based compensation expenses, and to a lesser degree to a decline in expenses from reverse takeover activities in the three months that ended November 30, 2008.

-- Research and development expenses increased $189,396 from $33,015 for the three months ended November 30, 2008 to $222,411 for the three months that ended November 30, 2009. The increase was mainly due to the technology consulting expenses related to the new drug YiTai (perindopril), for which Sinobiopharma scaled up for production in November 2009, and expenditures related to the research and development of other new drugs during the three-month period that ended November 30,2009.

-- Other expenses decreased $10,568 from $61,172 for the three months that ended November 30, 2008 to $50,604 for the three months that ended November 30, 2009. This decrease was due to a lowered balance of the shareholder loan, which resulted in lower imputed interest expenses.

Business Outlook

Dr. Huang expects strong results to continue with the launch of Sinobiopharma's newest drug YiTai (perindopril), which has obtained all approvals for production. The Company believes that YiTai will be launched as a first-to-market drug and therefore will enjoy marketing exclusivity and a price premium. There has been strong demand for YiTai to date, and strong sales will help to diversify the revenue stream from Sinobiopharma's product portfolio.

About Sinobiopharma

Sinobiopharma Inc. is a fully integrated and highly innovative specialty biopharmaceutical company engaged in the research and development, manufacture and marketing of biopharmaceutical products in China, one of the world's fastest growing pharmaceutical market. Known as Dong Ying (Jiangsu) Pharmaceutical Co. Ltd. in China, the Company's current therapeutic focus is on anesthesia-assisted agents and cardiovascular drugs.

FORWARD LOOKING STATEMENTS

This news release may include "forward-looking statements" regarding Sinobiopharma, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiopharma, Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiopharma, Inc. does not undertake any obligation to update any forward- looking statement, except as required under applicable law.